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                                                                   EXHIBIT 10.58

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                       CORONADO TECHNOLOGY GROUP, L.L.C.,
                  GERALDINE HOGAN, DAVID LUNT, JORDAN FRAZIER,
                         ANDREW LUNT, AND NICHOLAS ILKA

                                       AND

                   MEADE INSTRUMENTS CORP. AND CORONADO, INC.

                                      DATED

                                OCTOBER 20, 2004

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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 20, 2004, is made and entered into by and between Coronado Technology Group, L.L.C., an Arizona limited liability company ("Coronado") on the one hand, and Meade Instruments Corp., a Delaware corporation ("Buyer Parent"), and Coronado, Inc., a California corporation and a wholly owned subsidiary of Buyer Parent ("Buyer"), on the other. In addition, Geraldine Hogan, an individual ("Hogan"), David Lunt, an individual ("Lunt"), Jordan Frazier, an individual ("Frazier"), Andrew G. Lunt, an individual ("A. Lunt"), and Nicholas J. Ilka, an individual ("Ilka" and together with Hogan, Lunt, Frazier and A. Lunt, the "Principals") are executing this Agreement for purposes of certain Sections as set forth herein.

      WHEREAS, Coronado is engaged in the manufacture, marketing, sale, distribution and servicing of optical instruments, including without limitation, telescopes and filters, used for solar observation under the Coronado brand name (the "Business");

      WHEREAS, Coronado owns all of the assets used in connection with the Business and such assets represent all the assets necessary to operate the Business as it has been operated in the past and as it is currently contemplated for the foreseeable future; and

      WHEREAS, Coronado desires to sell, transfer and assign to Buyer, and the Buyer desires to purchase and acquire from Coronado, on the terms and subject to the conditions set forth in this Agreement, all of the assets, and substantially all of the liabilities, of Coronado; and

      WHEREAS, the Principals collectively own all of the issued and outstanding ownership interests and are the directors and officers of Coronado.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

In addition to terms that may be defined elsewhere herein, the following terms shall have the respective meanings set forth below:

1.1 "Action" means any action, claim, arbitration, demand, proceeding, grievance, subpoena, inquiry, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or private arbitrator or mediator.

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1.2   "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Buyer or Coronado.

1.3 "Business" means the business of manufacturing, marketing, selling, distributing and servicing of optical instruments, namely, telescopes and filters used for solar observation and marketed under the Coronado brand name and such other business as conducted by Coronado immediately prior to the Closing Date (as defined below).

1.4 "Business Assets" means all properties, assets and rights of Coronado of every kind and nature, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise existing as of the Closing Date, such assets representing all of the assets necessary to operate the Business as it currently operated.

1.5 "Business Interests" means all of the issued and outstanding ownership interests of Coronado.

1.6 "Buyer" means Coronado, Inc., a California corporation and wholly owned subsidiary of Meade Instruments Corp., together with its successors and permitted assigns.

1.7   "Buyer Parent" means Meade Instruments Corp., a Delaware corporation.

1.8   "Claim" means any legal claim, legal demand or Action.

1.9 "Closing Date" means the date on which all of the transactions contemplated by this Agreement shall have taken place, as described in section 2.4 of this Agreement.

1.10 "Code" means the Internal Revenue Code of 1986, as amended, including without limitation, any successor revenue code of the United States federal government, together with the rules and regulations promulgated thereunder.

1.11 "Coronado" means Coronado Technology Group, L.L.C., an Arizona limited liability company.

1.12 "Earnout Payment" means a dollar amount equal to the greater of (a) seventy- five percent (75%) of Coronado's Net Sales for the Earnout Period, determined in accordance with GAAP, less the Initial Payment, or
      (b) the product of three (3) and the dollar amount of Coronado's EBITDA for the Earnout Period, determined in accordance with GAAP, less the Initial Payment; provided, however, that the amount determined pursuant to clause (a) immediately above shall in no event be utilized if Coronado's EBITDA associated with the applicable Net Sales is less than twenty-five percent (25%) of such Net Sales.

1.13 "Earnout Period" means that period of time that begins on January 1, 2005 and ends on December 31, 2005.

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1.14  "Earnout Objection Period" means that period of time Coronado shall notify
      Buyer in writing of such disagreement within fifteen (15) business days after Coronado receives the Written Report referenced in Section 2.3(c).

1.15 "EBITDA" means earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP (as defined below). All consulting or salary payments made to the Principals during the Earnout Period shall be included in SG&A (selling, general and administrative) expense for purposes of calculating EBITDA pursuant to Section 2.3.

1.16 "Employee" means any current or former or retired employee, consultant, or director of Coronado.

1.17 "Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement pay or benefits, pension, deferred compensation, performance or incentive awards, profit sharing, bonus, stock or stock-related awards (including, without limitation, stock options and stock purchase arrangements), welfare benefits or fringe benefits or perquisites (including, without limitation, relating to any airplanes, automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which either (1) is or has been maintained, contributed to, or required to be contributed to, by Coronado, or (2) with respect to which Coronado has or may have any liability or obligation.

1.18 "Employment Agreement" means each management, employment, severance, consulting, retainer, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding relating to employment or compensation entered into by Coronado or with respect to which Coronado has or may have any liability or obligation.

1.19 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including without limitation, any successor employee retirement income security law of the United States federal government, together with the rules and regulations promulgated thereunder.

1.20 "ERISA Affiliate" means (1) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code and the regulations issued thereunder of which Coronado or any subsidiary of Coronado is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code and the regulations issued thereunder of which Coronado or any subsidiary of Coronado is a member, (3) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code and the regulations issued thereunder of which Coronado, any subsidiary of

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      Coronado, or any corporation identified in clause (1) or any trade or business described in clause (2) is a member (in each case, a former ERISA Affiliate of Coronado or any subsidiary of Coronado shall continue to be considered an ERISA Affiliate with respect to any period such entity was an ERISA Affiliate of Coronado or any subsidiary of Coronado with respect to liabilities arising after such period for which Coronado or any subsidiary of Coronado could be liable under the Code or ERISA).

1.21 "Environmental Law" means any Law or order relating to pollution, contamination or protection of the Environment, including, without limitation, the following statutes and all rules and regulations relating thereto, all as amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
      Section 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq. and similar state laws.

1.22 "Environmental Permit" means any permit, license, certificate of compliance, approval or other authorization required under applicable Environmental Laws to conduct the Business and own or operate the Business Assets, including, without limitation the Real Property.

1.23  [Reserved].

1.24  "GAAP" means generally accepted accounting principles in the United
      States.

1.25 "Governmental Body" means any government or agency, administration, department, commission, board, bureau or instrumentality or any body thereof.

1.26 "Governmental License" means any permission, license, permit, consent, registration, exemption, approval, authorization or qualification formally issued in writing by a Governmental Body.

1.27 "Hazardous Materials" means (A) any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or regulated or governed by any current Environmental Law, including without limitation any pollutant, contaminant, chemical, waste, material or substance that could reasonably be expected to subject Coronado to any imposition of costs or liability under any current Environmental Law, and
      (B) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

1.28  "Initial Payment" means the portion of the Purchase Price paid pursuant to
      Section 2.2 below.

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1.29  "Intellectual Property" means all of the following, each as defined herein: the Patents, Trademarks and Know How.

1.30 "Key Employee" means the Principals, any officer of Coronado other than the Principals, and such other key employees listed on Schedule 1.30 attached hereto.

1.31 "Know-How" means all of the following to the extent they are used or held by the Business: (1) all of the trade secrets, manufacturing processes and the like associated with the Business, (2) quality assurance information,
      (3) design documents, (4) specifications and performance criteria, (5) operating instructions and maintenance manuals, (6) prototypes, models or samples and (6) files relating to applications for Intellectual Property.

1.32 "Knowledge of Coronado and/or the Principals" means knowledge of a particular fact or other matter if (a) any Principal or Key Employee is, or at any time was, actually aware of such fact or other matter, or (b) such Principal, Key Employee or officer should be aware of such fact or other matter given such person's responsibilities or interests in the Business and/or Coronado and the circumstances surrounding the fact or matter in question.

1.33 "Laws" means all applicable domestic and foreign laws (whether statutory, common law, or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all Governmental Bodies.

1.34 "Liabilities" means any and all Claims, causes of action, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future, including, without limitation, where applicable, interest, penalties and reasonable attorneys' and experts' fees and expenses.

1.35 "Liens" means any lien, pledge, mortgage, security interest, charge, voting trust, restriction on transfer, or other encumbrance.

1.36 "Material Adverse Effect" means any circumstance, change or effect that is materially adverse to the business, assets, financial condition, business prospects or results of operations of the Business.

1.37  "Net Sales" means gross sales less returns, allowances, and discounts.

1.38 "Patents and Trademarks" means all patents, trademarks and applications for patents and trademarks owned by Coronado or licensed by Coronado for use in connection with the Business or owned by the Principals, individually or in the aggregate, that are used in connection with the Business, together with all registrations or applications for registration of any of the foregoing, as set forth on Schedule 3.12.

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1.39  "Permitted Liens" means:

      (a) Liens arising by operation of law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens and other similar laws, securing obligations incurred in the ordinary course of business which are not past due in accordance with their terms or which are being contested in good faith by appropriate proceedings and which do not preclude delivery of the Purchased Assets to Buyer;

      (b) Liens for current taxes, assessments or governmental charges or levies not yet due or payable; and

      (c) Liens or security interests that attach to any property by operation of contractual obligation or law as a result of a progress payment clause having been included in any contract.

1.40 "Person" means any individual, corporation, Governmental Body, association, partnership, limited liability company, or other entity.

1.41 "Real Property Lease" means any and all real property leases used in connection with the Business, together with all addendums, modifications and amendments thereto.

1.42 "Retained Liabilities" means those liabilities of Coronado which are to be retained by Coronado and not assumed in anyway by Buyer and are set forth on Schedule 1.42.

1.43 "Taxes," except as otherwise limited herein, means the United States, state, local, provincial and foreign income, payroll, withholding, excise, value added, social security, sales, use, real and personal property, occupancy, business and occupation, mercantile, capital stock, franchise, profits, gross receipts, transfer, employment, wage, severance, real estate, stamp, alternative or add-on minimum, environmental, license, capital, intangible, services, premium, ad valorem, windfall profits, import, custom, and any other taxes, fees, duties, assessments or governmental charges of any kind whatsoever (including interest, other additions to Taxes and penalties thereon and including estimated taxes thereof).

1.44 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.45  "$" means U.S. Dollar.

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                                   ARTICLE II
            SALE OF ASSETS; ASSUMPTION OF LIABILITIES; PURCHASE PRICE
                                   PROVISIONS

2.1   Purchase and Sale of Assets; Assumption of Liabilities

      (a) On the terms and subject to the conditions of this Agreement, Coronado shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Coronado, all of the Business Assets.

      (b) Buyer shall assume liability for all liabilities of Coronado of every kind, whether accrued, contingent or otherwise existing as of the Closing Date, except for the Retained Liabilities.

2.2   Purchase Price; Manner of Payment.

      As consideration for the Buyer's purchase of the Business Assets, Buyer shall pay to Coronado, on the Closing Date, the sum of $2,500,000 plus the adjustments specified in Sections 2.3(a) below (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Coronado. The Purchase Price shall be adjusted in accordance with Section 2.3.

2.3   Adjustments to Purchase Price.

      (a) The Purchase Price shall be increased by an amount equal to the Retained Liabilities as such amounts are set forth on Coronado's financial statements dated as of August 31, 2004 and as set forth on
            Schedule 1.42 attached hereto.

      (b) The Purchase Price shall also be increased by the amount of the Earnout Payment, if any. The Earnout Payment shall be paid by Buyer to Coronado by wire transfer of immediately available funds to an account designated by Coronado within ten (10) business days after the day the Written Report referenced in Section 2.3(c) hereof is agreed to, or deemed to be agreed to, by Coronado.

      (c) As soon as practicable after the termination of the Earnout Period, and in no event more than 60 days thereafter, Buyer shall calculate Coronado's Net Sales for the Earnout Period, determined in accordance with GAAP, and Coronado's EBITDA for the Earnout Period, determined in accordance with GAAP, and shall deliver to Coronado a written report setting forth in reasonable detail, with the related work papers included, the amount and determination of such amounts. The written report and the financial statements and accountants' work papers accompanying such report are collectively referred to herein as the "Written Report." The Written Report shall be used for purposes of determining the Earnout

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            Payment, if any. Coronado and Buyer hereby agree that all
            information given to Coronado for the purpose of making such calculations shall be kept confidential and shall not be used except for the purpose of determining the Earnout Payment, if any.

            During preparation of the Written Report, each party shall cooperate fully with the other, including the provision on a timely basis of all information reasonably necessary or useful in preparing the Written Report, including, but not limited to its accountants' work papers, books, records and useful source documentation.

      (d) If Coronado disagrees with the calculations set forth on the Written Report, it shall notify Buyer in writing of such disagreement within fifteen (15) business days after Coronado receives the Written Report (the "Earnout Objection Period"), setting forth in such notice in reasonable detail the reasons for such disagreement and Coronado's calculation of such amounts. If Coronado fail to provide such written notice within the Earnout Objection Period, then the calculations as set forth in the Written Report will be final and binding. If Buyer timely receives such written notice, Buyer and Coronado will attempt in good faith to reach an agreement as to the matters in dispute. If Buyer and Coronado, notwithstanding such good faith effort, fail to resolve all matters in dispute within ten (10) business days thereafter, then Coronado and Buyer agree to jointly retain a nationally recognized accounting firm which is independent of, and is not auditing, the books and records of either of Coronado or any of its Affiliates or Buyer or any of its Affiliates (the "Accounting Firm") to arbitrate the dispute and render a decision regarding the Written Report within thirty (30) days of such retention, which decision shall be final and binding. The Accounting Firm shall conduct such arbitration by reviewing the Written Report with the understanding that such calculations determined therein were prepared in accordance with GAAP. The Accounting Firm's work shall be limited to resolving the matters that Coronado raised in its notice of objection, and the Accounting Firm's decision on such matter shall be final and binding and not reviewable for error of any kind. Coronado and Buyer shall each bear their own costs and expenses of any such arbitration and shall share equally the fees and expenses of the Accounting Firm. If Coronado and Buyer cannot agree to jointly retain the Accounting Firm, each shall delegate one Certified Public Accountant. The two Certified Public Accountants shall select a third Certified Public Accountant. The three Certified Public Accountants shall select the Accounting Firm to conduct the arbitration.

      (e) During the term of the Earnout Period, Buyer shall operate the Business as a separate business division and the Business shall not be allocated expenses from Buyer Parent or Buyer's other divisions and/or subsidiaries, unless the parties otherwise agree. Buyer shall use commercially reasonable efforts to offer the products sold in the Business through

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            Buyer's distribution system as soon and as fully as practicable. On or before the thirtieth (30th) day following the end of each fiscal quarter of Buyer Parent occurring during the Earnout Period, Buyer shall provide Coronado with quarterly statements setting forth Net Sales and EBITDA for Coronado for such fiscal quarter or portion thereof.

2.4   Closing.

      The closing of the acquisition of the Business Assets (the "Closing") shall take place at the offices of Buyer Parent in Irvine, California, at a time to be agreed upon between Buyer and Coronado (the "Closing Date"), or such other time, date and place as the parties may agree in writing, provided that all conditions to the Closing have been satisfied or waived in writing. On the Closing Date, Coronado shall execute and deliver to Buyer, and Buyer shall execute and deliver to Coronado the documents identified in Sections 8.8 and 9.5, respectively. The Closing shall be effective at 5:00 p.m. Pacific time on the applicable Closing Date.

                                   ARTICLE III
                    CORONADO'S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement, Coronado and the Principals, jointly and severally, represent and warrant to and agree with Buyer as follows:

3.1   Existence, Power, Authorization and Qualifications of Coronado.

      Coronado is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona and has the requisite power and authority to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the Business is required to be so qualified. This Agreement has been, and the Related Agreements will be, duly executed and delivered by Coronado and the Principals and constitute or will constitute valid and legally binding obligations of Coronado and the Principals enforceable against them in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.

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3.2   Capitalization.

      (a) The authorized ownership interests of Coronado consist solely of the Business Interests, which represent all of the issued and outstanding interests in Coronado.

      (b) The Principals are the only members of, or owners of equity interests in, Coronado and the Business Interests comprise all of the outstanding ownership interests in Coronado. All of the Business Interests are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights or any other third party rights. All of the Business Interests have been offered, sold and delivered by Coronado and the Principals in compliance with applicable securities and corporate laws. None of the Business Interests have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

      (c) There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), commitments or agreements of any character to which Coronado or the Principals are a party or by which Coronado or the Principals are bound obligating Coronado to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its interests or obligating Coronado or the Principals to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Coronado. Except as contemplated by this Agreement, there are no registration rights agreements, voting trusts, proxies or other agreements or understandings to which Coronado or the Principals are a party or by which Coronado or the Principals are bound with respect to any equity security of any class of Coronado.

3.3   Non-Contravention.

      Neither the execution and delivery by Coronado and the Principals of this Agreement, the Related Agreements and any other documents and agreements contemplated by this Agreement, nor the consummation by Coronado and the Principals of the transactions contemplated by this Agreement, will violate any provision of the Articles of Organization or the Operating Agreement of Coronado, or will violate any material Law, judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body.

3.4   Governmental Bodies; Consents.

      Coronado is not required to submit any notice, report or other filing with any Governmental Body in connection with its execution or delivery of this Agreement or the Related Agreements or the consummation of the transactions

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      contemplated hereby or thereby. Except for the consents set forth in
      Schedule 3.4 (collectively, the "Required Corondao Consents"), Coronado is not required to obtain any consent, approval, authorization, waiver, permit, grant, license, franchise, concession, agreement, license or exemption (each, a "Consent") of any Governmental Body or any Consent of any other party or person in connection with its execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.

3.5   Financial Statements.

      (a) Coronado and the Principals have delivered to Buyer the unaudited consolidated financial statements of the Business as of and for the periods ended December 31, 2003 and 2002, and August 31, 2004 (the "Unaudited Business Financial Statements"), including a balance sheet, statements of income and a statement of cash flows.

      (b) The Unaudited Business Financial Statements are based upon the information contained in the books and records of Coronado and fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. The Unaudited Business Financial Statements have been prepared on an income tax basis applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to fairly state the results for the period(s) presented.

3.6   Absence of Undisclosed Liabilities.

      There are no material liabilities or obligations of a nature required by GAAP to be reflected on the Unaudited Business Financial Statements or in the Knowledge of Coronado or the Principals (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) through the date hereof, except (a) as reflected or reserved against in the Unaudited Business Financial Statements, (b) current liabilities which have arisen after August 31, 2004 in the ordinary course of business consistent with past practice, or
      (c) as otherwise set forth in Schedule 3.6.

3.7   Absence of Certain Developments.

      Except as set forth in Schedule 3.7, and except for the solicitation and negotiation of a transaction to dispose of the Business and the transactions contemplated by this Agreement, since August 31, 2004 through the date hereof, Coronado and the Principals have conducted the Business only in the ordinary course of business consistent with past practice and has not, on behalf of, in connection with or relating to the Business or the Business Assets:

            (a) suffered or otherwise incurred or experienced any Material Adverse Effect;

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            (b)   sold, leased, transferred or assigned any material assets, tangible or intangible, outside the ordinary course of business;

            (c) entered into any material agreement, contract, lease or license outside the ordinary course of business;

            (d) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, that would have, individually or in the aggregate, a Material Adverse Effect;

            (e) made any material capital expenditure or commitment outside the ordinary course of business;

            (f) entered into or modified any employment, severance or similar agreements or arrangements with or granted any bonuses, salary or benefits increases, severance or termination pay to any Key Employee outside the ordinary course of business consistent with past practice;

            (g) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

            (h) made any change in accounting principles or practices from those utilized in the preparation of the Unaudited Business Financial Statements;

            (i) sold, pledged, encumbered or otherwise burdened the Business Interests;

            (j) taken any action or entered into any agreement not described in subsections (a) through (i) above that is material to the Business or Coronado; or

            (k) agreed or committed, whether orally or in writing, to do any of the foregoing.

3.8   Real Property.

      The real property described in the Real Property Lease, including all buildings, structures, improvements, fixtures, systems and equipment thereon and attached or appurtenant thereto, together with all rights and easements appurtenant to and benefiting such real property (the "Real Property"), constitutes all of the real property used by Coronado and the Principals in connection with the Business. Coronado and the Principals have delivered to Buyer a complete and accurate copy of the Real Property Lease, which lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copy delivered to Buyer. Except as set forth in Schedule 3.8, with respect to the Real Property Lease:

      (a) Coronado is the owner or holder of the leasehold estate or interest in the Real Property that is the subject of the Real Property Lease, free and clear of all Liens (other than Permitted Liens);

      (b) the Real Property Lease is legal, valid, binding, enforceable, and in full force and effect in all material respects, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

      (c) the Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

      (d) no party to the Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

      (e) there are no disputes, oral agreements, or forbearance programs in effect as to the Real Property Lease;

      (f) Coronado has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

      (g) all facilities leased thereunder have received all material approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof as currently used and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

      (h) all facilities leased thereunder are supplied with utilities and other services necessary in all material respects for the operation of such facilities as currently used; and

      (i) Coronado and the Principals have not received any notice from any Governmental Body that such parcel is in violation of the provisions of any legal requirement, including, without limitation, any zoning, subdivision, environmental protection, building, fire or health laws, rules or regulations.

3.9   Assets.

      (a) Except as set forth in Schedule 3.9(a), Coronado has good and marketable title to, or a valid leasehold interest in, all of the material tangible Business Assets, free and clear of all Liens (other than Permitted Liens), except for assets and properties disposed of in the ordinary course of business.

      (b) The Business Assets comprise all assets required for the continued conduct of the Business as it is now being conducted by Coronado.

      (c) The Business Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use. The Business Assets are in good repair and operating condition (subject to normal wear and tear) and there are no defects, facts or conditions affecting the Business Assets which could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

3.10  Accounts Receivable.

      The accounts and notes receivable of Coronado (including, without limitation, the accounts receivable reflected on the Unaudited Business Financial Statements which have not been collected prior to the Closing
      Date) are valid receivables, are not subject to valid counterclaims or setoffs and are collectible in accordance with their terms, except (a) as otherwise described in Schedule 3.10, and (b) to the extent of the bad debt reserve reflected on the Unaudited Business Financial Statements.

3.11  Inventory.

      All inventories of supplies, raw materials, parts, finished goods, work-in-process, product prototypes and developments, product labels, packaging materials and office and other supplies of Coronado (the "Inventory") are of good and usable and, with respect to finished products, saleable quality, except as set forth in Schedule 3.11.

3.12  Intellectual Property.

      (a) Schedule 3.12(a) sets forth a correct and complete list and summary description of all Patents and Trademarks. The Business Assets include all Patents and Trademarks.

      (b) Except as set forth in Schedule 3.12(b), Coronado is the owner of all right, title and interest in and to such Patents and Trademarks, free and clear of all Liens except Permitted Liens, and has the right to use such Patents and Trademarks without payment to any third-party.

      (c) Except as set forth in Schedule 3.12(c), the Intellectual Property comprise all intellectual property owned or used or held for use by Coronado in connection with, and constitute all intellectual property necessary for the conduct of, the Business as presently conducted.

      (d) Except as set forth in Schedule 3.12(d): (i) all patents and registrations identified in Schedule 3.12(a) are in force; (ii) Coronado has the right to bring actions for infringement or unauthorized use of the Patents and Trademarks, and (iii) to the Knowledge of Coronado and the Principals, no other Person is infringing upon or has infringed upon the Intellectual Property at any time during the five (5) years preceding the date hereof.

      (e) Except as set forth in Schedule 3.12(e): (i) during the five (5) years before the date hereof, no written or recorded claim has been made or asserted that alleges that the products associated with the Business or Intellectual Property infringe the intellectual property of another Person; (ii) no intellectual property-related litigation, arbitration or other proceeding is to the Knowledge of Coronado or the Principals, currently pending with respect to the Business or Intellectual Property; and (iii) during the five (5) years before the date of this Agreement, no written or recorded claim has been made or asserted that challenges the validity or ownership of any Intellectual Property.

3.13  [Reserved]

3.14  Litigation; Orders.

      (a) Except as set forth in Schedule 3.14(a) (which also identifies the parties to and briefly describes the basis for each pending or threatened Action), there is no pending or threatened Action that relates to or that may affect in any manner the Business or the Business Assets; and there is no pending or threatened Action that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Related Agreements. Coronado has made available to Buyer copies of all pleadings, correspondence and other documents and materials relating to each Action described in Schedule 3.14(a), and no Action listed or required to be listed therein could have a Material Adverse Effect.

      (b) No order or agreement related to litigation or the settlement thereof is in effect that relates to or that may affect in any material manner the Business or any of the Business Assets.

3.15  Products.

      Coronado has made available to Buyer access to copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.15: (a) no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Coronado in connection with the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions; and (b) each product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Coronado in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties.

3.16  Insurance.

      Coronado maintains policies of fire and casualty, liability and other forms of insurance with respect to the Business and the Business Assets in such amounts, with such deductibles and against such risks and losses as are, in the judgment of Coronado and the Principals, reasonable for the Business and the Business Assets. The insurance policies maintained by Coronado and the Principals with respect to the Business and the Business Assets are set froth in
Schedule 3.16. All such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received with respect to any such polity which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.17  Contracts and Commitments.

      (a) Schedule 3.17(a) lists the following agreements to which Coronado is a party (collectively, the "Business Contracts"):

            (i) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per year;

            (ii) any agreement for the sale or purchase of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $20,000;

            (iii)  any agreement concerning a partnership or joint venture;

            (iv) any agreement under which Coronado has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Lien on any of its net assets, tangible or intangible;

            (v) any material agreement concerning confidentiality or noncompetition by Coronado or the Principals;

            (vi)   any agreement with the Principals or the Principals'
                   Affiliates;

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of Coronado's current or former directors, officers and employees, including, without limitation, the Principals;

            (viii) any collective bargaining agreement;

            (ix) any written or oral agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $40,000 or providing severance benefits;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, owners and employees outside the ordinary course of business, including, without limitation, the Principals;

            (xi) any agreement under which the consequence of a default or termination could have a Material Adverse Effect;

            (xii) any agreement under which Coronado has advanced or loaned any other Person amounts in the aggregate in excess of $20,000; or

            (xiii) any other agreement the performance of which involves consideration in excess of $20,000.

      (b) Subject to obtaining any requisite consents of third parties (such consents being identified on Schedule 3.17(a) hereto), the enforceability of the Business Contracts will not be affected in any material manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

      (c) Neither Coronado nor any other party, is in default under or in violation of, nor is there any basis for any valid claim of default under or violation of, any Business Contract that could, individually or in the aggregate, have a Material Adverse Effect;

      (d) Subject to obtaining any requisite consents of third parties, each Business Contract is in all material respects valid, binding and in full force and effect and is enforceable by Coronado in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, possible unavailability of specific performance, injunctive relief or other equitable remedies; and there have been no cancellations or threatened cancellations thereof nor outstanding material disputes thereunder.

3.18  Books and Records.

      The books, records and accounts of Coronado have been maintained on an income tax basis in all material respects in accordance with good business practice and in sufficient detail to reflect accurately and fairly the operations, transactions and disposition of the assets, liabilities and equities concerning Coronado and to prepare financial statements of Coronado.

3.19  Brokers.

      Neither Coronado nor any of its respective Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

3.20  Employees; Labor Matters.

      (a) Schedule 3.20(a) contains a complete and accurate list of the following information for each current employee of Coronado, including each employee on leave of absence or layoff status (each, a "Coronado Employees"): name; job title; date of hiring or engagement; and current compensation paid or payable together with current employee benefit information.

      (b) Coronado has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Law.

      (c) Except as set forth in Schedule 3.20(c), with respect to each employee previously or presently employed by Coronado:

            (i) no such person is bound by any contract, agreement, understanding or other arrangement that purports to limit his, her or its ability to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or to assign to Coronado or to any other person any rights to any invention, improvement, or discovery;

            (ii) Coronado has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes;

            (iii) there are no pending material labor relations problems relating to the Business, and to the Knowledge of Coronado and the Principals, the labor relations of the Business are satisfactory;

            (iv) there is no collective bargaining agreement to which Coronado is a party, no collective bargaining agreement is currently being negotiated or proposed and to the Knowledge of Coronado and the

                   Principals no person is making any attempt or effort to form a labor union;

            (v) there are no workers' compensation claims pending against Coronado and Coronado and the Principals have no Knowledge of any facts that would give rise to such a claim; and

            (vi) Coronado is the exclusive owner of all Intellectual Property developed by such persons and no such person has any claim with respect to any Intellectual Property.

3.21  Employee Benefit Plans.

      (a) Schedule 3.21(a) contains an accurate and complete list of each Employee Plan and each Employment Agreement. Neither Coronado nor any ERISA Affiliate maintains, has in the past maintained, contributes to, or has in the past been required to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

      (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Employee Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable law, except for instances of non-compliance that would not have, individually or in the aggregate, be material. With respect to the Employer Plans, (i) all required contributions which are due have been paid, (ii) there are no material actions, suits or claims pending, other than routine uncontested claims for benefits, and (iii) to the Knowledge of Coronado and the Principals, there have been no prohibited transactions (as defined in ERISA
            Section 406 or Code Section 4975) except for instances that would not be material, individually or in the aggregate.

      (c) Coronado has made available to Buyer true and complete copies of (i) all documents embodying each Employee Plan and each Employment Agreement including without limitation all amendments thereto; (ii) the most recent available summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (iii) the most recent Internal Revenue Service determination letters for the pension and 401(k) plan in which Coronado Employees participate;
            (iv) a written description of each Employee Plan and each Employment Agreement that is not in writing; and (v) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each pension or 401(k) Employee Plan.

      (d) To the Knowledge of Coronado and the Principals, Coronado has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-employment health, life insurance, accident or other welfare or other types of benefits except to the extent required by statute, except as described on Schedule 3.21, and except to the extent that Coronado could terminate such benefits at any time.

      (e) Coronado and, to the extent applicable, each Employee Plan, is in material compliance with the requirements of Code Sections 4980B and 4975, Part 6 of Title I and Section 502(i) of ERISA, the Family Medical Leave Act of 1933, the Health Insurance Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law.

      (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or with respect to which Coronado reasonably could have any liability.

      (g) Except as expressly contemplated herein, Coronado and the Principals have no intent or commitment to establish, adopt, enter into, or amend any Employee Plan or Employment Agreement.

3.22  Affiliate Transactions.

      Except as described in Schedule 3.22, and other than pursuant to this Agreement, no officer, director, employee or Principal ("Insider") of Coronado has any agreement with Coronado (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. To the Knowledge of Coronado and the Principals, no Insider of Coronado has any direct or indirect interest in any competitor, supplier or customer of Coronado or in any person, firm or entity from whom or to whom Coronado leases any property, or in any other person, firm or entity with whom Coronado transacts business of any nature in any material manner.

3.23  Compliance with Laws, Licenses.

      (a) Laws. To the Knowledge of Coronado and the Principals, Coronado has conducted the Business in compliance with all applicable Laws except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Governmental Licenses. Schedule 3.23(b) lists the Governmental Licenses issued to or possessed by Coronado concerning the Business. The Governmental Licenses set forth in Schedule 3.23(b) comprise all of the Governmental Licenses required to operate the Business as presently conducted by Coronado. Coronado and the Principals have not received any written, or to the Knowledge of Coronado and the Principals, other notification of any threatened suspension or cancellation of any of the Governmental Licenses. Each of the Governmental Licenses is valid and in full force and effect and Coronado has not received notice of any claim or threat to revoke any of the Governmental Licenses or to declare them invalid.

3.24  Environmental Matters.

      Except as set forth on Schedule 3.24:

      (a) Coronado, in its operation of the Business, to the Knowledge of Coronado and the Principals, is now, and at all times has been, in compliance with all applicable Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect on the Business.

      (b) Coronado has or has applied (and if applied for, is operating as permitted during the application period) for all Environmental Permits required for the operation of the Business as presently conducted and, to the Knowledge of Coronado and the Principals, there are now, and at all times there have been, no violations, and no pending or threatened, investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) To the Knowledge of Coronado and the Principals, no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, is pending, or threatened by any Person against Coronado nor has any penalty been assessed against Coronado for any alleged violation of any Environmental Law or liability thereunder.

      (d) To the Knowledge of Coronado and the Principals, (i) no Hazardous Materials have been buried, incinerated, deposited, stored, or released on or under any part of the Real Property or at any off-site disposal location, except in compliance with applicable Environmental Laws, (ii) no Hazardous Materials, radon at levels above natural background or pesticides are located on or under the Real Property in violation of applicable Environmental Laws, and
            (iii) no aboveground or underground storage tanks are located on or under the Real Property or have been located on or under the Real Property and then subsequently been removed or filled.

      (e) Coronado is not potentially responsible for (i) any release of Hazardous Materials in violation of Environmental Laws or Environmental Permits, or (ii) any costs arising under or in violation of Environmental Laws or Environmental Permits.

      (f) Coronado has not received any notice that the Real Property has been listed under the U.S. Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other similar list, schedule, law, inventory or record of hazardous or solid waste sites maintained by a governmental authority, nor does Coronado or any of the Principals have any Knowledge of any such listing.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement, Buyer and Buyer Parent hereby represent and warrant to and agree with Coronado as follows:

4.1   Existence, Power, Authorization and Qualifications of Buyer and Buyer
      Parent.

      Buyer and Buyer Parent are each corporations duly organized, validly existing and in good standing under the laws of California and Delaware, respectively, and each has the corporate power and authority to execute, deliver and perform this Agreement, and the Related Agreements to own all its properties and assets, and to carry on its business as it is now being conducted, and each is duly qualified to do business and is in good standing in every jurisdiction in which the business of each requires it to be so qualified. Buyer and Buyer Parent each has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Buyer Parent have been duly authorized by all necessary corporate action of Buyer and Buyer Parent, and this Agreement has been, and the Related Agreements will be, duly executed and delivered by Buyer and Buyer Parent and constitute or will constitute valid and legally binding obligations of Buyer and Buyer Parent enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.

4.2   Non-Contravention.

      Neither the execution and delivery by Buyer and Buyer Parent of this Agreement, the Related Agreements and the other documents and agreements contemplated hereby, and thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of the articles of incorporation, bylaws or any other charter documents of Buyer, or will violate any Law or any judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body.

4.3   Brokers.

      Neither Buyer nor any of its Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

                                    ARTICLE V
                                    COVENANTS

5.1   Conduct Pending Closing.

      Except to the extent consented to in writing by Buyer, Coronado agrees that pending the Closing, it shall conduct the Business only in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, from the date hereof to the Closing, Coronado shall not, without the written consent of Buyer:

      (a) permit, allow or suffer any of its material assets (tangible or intangible) included in the Business Assets to be subjected to any Liens other than Permitted Liens, nor permit any Liens to be foreclosed;

      (b) sell, transfer or otherwise dispose of any of its assets or other rights (tangible or intangible) included in the Business Assets other than in the ordinary course of business consistent with past practice;

      (c) dispose of or permit to lapse any material right to the use of any material Patents, Trademarks and Copyrights or disclose to any person other than representatives of Buyer any proprietary information or included in the Business Assets not a matter of public knowledge;

      (d) terminate or amend in any material respect any material Business Contract;

      (e) exercise any option to renew any material lease or any option to purchase any material property included in the Business Assets or permit any such option to expire without first notifying Buyer of the option expiration date;

      (f) omit to do any act, or permit any act or omission to act, which would cause a material breach of any Business Contract, or any material breach of any representation, warranty, covenant or agreement made by Coronado or the Principals herein;

      (g) fail to notify Buyer of any Claim which is threatened or commenced against Coronado between the date of this Agreement and the Closing Date which may have a Material Adverse Effect;

      (h) make any distributions to the Principals other than payments of salaries and draws in amounts paid consistent with past practices;

      (i) materially increase or decrease the present list prices for the products or related services sold by Coronado; and,

      (j)   agree, whether in writing or otherwise, to do any of the foregoing.

5.2   Preservation of Business.

      During the period beginning on the date hereof and ending on the Closing Date, (a) Coronado and the Principals will use their best efforts to preserve the Business and Business Assets and to preserve the goodwill of customers, suppliers and others having business relations with Coronado,
      (b) Coronado and Buyer will consult with each other concerning, and Coronado and Buyer each will cooperate to keep available to Buyer, the services of the employees of Coronado as well as the Principals, and (c) Coronado shall pay all accounts payable in a timely manner in accordance with stated terms thereof.

5.3   Access to Records and Properties Prior to Closing.

      Between the date of this Agreement and the Closing Date, Coronado and the Principals shall give to Buyer, its employees, consultants and its representatives, including its attorneys and accountants, reasonable access during business hours to all those premises, assets, books and records (excluding personnel files, medical and Workers' Compensation files, and drug-free workplace testing results), officers, employees, consultants, agents, accountants and attorneys of Coronado necessary to consummate the transactions contemplated by this Agreement, and to such financial and operating data and other information which relate to Coronado as Buyer shall from time to time reasonably request (excluding all legally privileged or protected documents); provided, however, that such access shall be granted in such manner as not to interfere unreasonably with the normal operation of Coronado, as determined in Coronado's reasonable discretion. Buyer and its representatives will hold in confidence all confidential information obtained from Coronado or its Affiliates, the Principals, or their officers, agents, representatives or employees. Buyer agrees that all confidential information obtained from Coronado and its Affiliates or the Principals concerning the Business of Coronado or any of its Affiliates not concerning the Products or Purchased Assets shall be held in confidence in accordance with the provisions of the Confidentiality Agreement between Buyer and the Principals dated March 24, 2004, as such agreement was extended on June 24, 2004 and October 8, 2004 (the "Confidentiality Agreement"). In the event of termination of this Agreement for any reason, if requested, Buyer and its representatives and lenders will either destroy or return to Coronado and the Principals all documents, work papers and other material (including all copies made thereof) obtained from Coronado or the Principals or prepared by Buyer from information given to or learned by Buyer at any time in connection with the transactions contemplated by this Agreement and will keep confidential and not use any such information so obtained unless such information is (a) readily ascertainable from public or published information or trade sources, (b) previously known by Buyer as specifically shown in the books and records of the Buyer as they exist at the time of receipt of such information, (c) received by the Buyer from a third party not in privity with Coronado who has a bona fide right to disclose such information, or (d) disclosed pursuant to the written permission of Coronado or the Principals.

5.4   Access to Records and Personnel After the Closing.

      (a) The parties shall, and shall cause their Affiliates to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business in their possession (the "Books and Records") for the period of time set forth in their respective records retention policies in effect on the Closing Date or for such longer period as may be required by law or any applicable court order.

      (b) The parties and their Affiliates will allow each other reasonable access to such Books and Records (excluding personnel files, medical and Workers' Compensation files, benefit plan claim files, and drug-free workplace testing results), and to their personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, including, without limitation, the completion of all financial audits required of Buyer by applicable securities regulations. Each party shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, reasonable copying costs) incurred in providing such Books and Records and/or personnel to the other party. The requesting party will hold in confidence all information obtained from the disclosing party, any of its officers, agents, representatives or employees (collectively, the "Disclosing Party"), provided, however, that the following shall not be deemed to be confidential information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party, (ii) information which was already known to the receiving party on a non-confidential basis prior to being furnished to the receiving party by the Disclosing Party or (iii) information which becomes available to the receiving party on a non-confidential basis from a source other that the Disclosing Party if such source was not subject to any prohibition against transmitting the information to the receiving party.

5.5   Efforts; Obtaining Consents; Government Filings.

      (a) Subject to the terms and conditions of this Agreement, Coronado, the Principals and Buyer each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing (i) to obtain all necessary waivers, consents and approvals from other parties to material Business Contracts and Governmental Licenses, and (ii) to fulfill all conditions to this Agreement. Coronado, the Principals and Buyer further covenant and agree, with respect to a threatened or pending order or Law that would adversely affect the ability of the parties hereto to consummate the transfer of assets under this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of either party to expend material sums of money or grant any material financial or other accommodation).

      (b) The parties will cooperate with each other to the extent necessary to make, as soon as practicable following the execution of this Agreement, all filings required by any Law or Governmental Body.

      (c) Within one week after the Closing Date, Coronado will file assignments to Buyer or such other entity designated by Buyer in the United States Patent and Trademark Office for those United States trademarks listed in Schedule 3.12(a) listed as recorded in the names of entities other than Coronado. Within one week after the Closing Date, Coronado will have its foreign associate law firms initiate assignments to Buyer in foreign patent and trademark offices for those foreign trademarks listed in Schedule 3.12(a) as recorded in the names of entities other than Coronado. Buyer will pay all expenses associated with the assignment of such United States and foreign trademarks, and Buyer will prosecute and maintain all such trademarks at its sole expense.

5.6   Further Assurances; Cooperation.

      Subject to the terms and conditions of this Agreement, the parties to this Agreement shall in good faith perform their obligations under this Agreement and use their reasonable efforts to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order to effect the transactions contemplated by this Agreement. The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions required to be taken as part of their respective obligations under this Agreement.

5.7   Expenses.

      Except as otherwise specifically provided in this Agreement and Related Agreements, each party shall bear its own expenses in connection with and in performance of this Agreement and Related Agreements.

5.8   Publicity.

      Prior to the Closing Date each party shall consult with and obtain the consent of the other before issuing any press release or other public announcement regarding the transactions contemplated by this Agreement, unless, in the reasonable judgment of the party making the announcement, such announcement is required to discharge its or its Affiliates' legal obligations or to comply with any applicable requirements of a securities exchange.

5.9   Employee Matters.

      (a) As of the close of business on the Closing Date, Coronado shall cease to employ and shall terminate all then existing Coronado Employees. Immediately after such termination, Buyer shall offer employment to all such then existing Coronado Employees. The terms and conditions of such employment by Buyer are set forth below. From the time of such employment with Buyer, through the end of the Earnout Period, Buyer agrees to employ A. Lunt and Ilka under compensation arrangements substantially similar to their current compensation arrangements; provided, however, that Buyer shall have the right to terminate their employment for cause (as defined below).

            For purposes of this Agreement, the term "Cause" shall be defined as any of the following:

            (i) employee's commission or any act of fraud upon Buyer or any personal dishonesty, incompetence, negligence, or willful or negligent misconduct, including immoderate use of alcoholic beverages or narcotics or other substance abuse;

            (ii) employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for a felony or any crime which materially adversely affects Buyer and/or its reputation in the community and which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved;

            (iii) employee's willful failure or refusal to perform his duties or responsibilities or employee's material violation of any duty of loyalty to Buyer or a breach of employee's fiduciary duties.

            Except as set forth above or as contemplated by the Employment Agreement with Frazier, effective as of the Closing Date and during the Earnout Period, Buyer agrees to provide employment on an "at will" basis to each Coronado Employee, and to the extent commercially practicable, will provide such employment on terms and conditions that are generally comparable to the terms under which such employees are currently employed. Nothing in this Section 5.9(a) shall, however, obligate Buyer or its Affiliates to provide continuing employment to any Coronado Employee for any specific time period after the Closing Date. Coronado and the Principals shall use their best efforts to assist Buyer in obtaining and retaining the services of such employees of the Business. Coronado and the Principals shall not take any action, directly or indirectly, to prevent or discourage any such employee of the Business from remaining employed by Buyer as of the Closing Date and shall not solicit, invite, induce or entice any such employee of the Business to remain in the employ of Coronado or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. Coronado and the Principals agree to consult with Buyer on all material oral or written communications or meetings primarily regarding future employment with such employees.

      (b) All obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, profit sharing and similar employee benefits provided by Coronado, the Principals or the Business and due, earned or accrued, prior to the Closing Date shall be paid by Coronado.

      (c) Notwithstanding any possible inferences to the contrary, neither Coronado, the Principals nor Buyer nor any of their respective Affiliates intends for this Section 5.9 to create any rights or obligations except among Coronado, the Principals and Buyer, and no past, present, or future employees of Coronado or Buyer or any of their respective Affiliates shall be treated as third-party beneficiaries of this Section 5.9.

      (d) Except as set forth above, nothing in this Section 5.9 shall constitute an agreement or guaranty that any former Coronado Employee shall be entitled to employment with Buyer or any Affiliate of Buyer.

5.10  [Reserved]

5.11  Letters of Credit and Guarantees.

      Buyer shall, effective as of the Closing Date or as soon as commercially practicable thereafter, cause the letters of credit, guarantees and other credit enhancements given by Coronado and its Affiliates set forth on
      Schedule 5.11 hereof, to the extent they relate to the Business or the Business Assets, to be replaced by letters of credit, guarantees or other credit enhancements of Buyer and its Affiliates so that Coronado and its Affiliates shall have no further obligation or liability thereunder. Buyer shall indemnify and hold Coronado and its Affiliates harmless from any and all Liabilities suffered or incurred by Coronado and its Affiliates after the Closing Date arising from or relating to such letters of credit, guarantees and other credit enhancements.

5.12  Supplemental Disclosure.

      Coronado and the Principals shall have the continuing obligation between the date of this Agreement and the Closing Date to promptly supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. Further, Coronado and the Principals shall have the continuing obligation between the date of this Agreement and the Closing Date to promptly notify Buyer of any event of which Coronado or the Principals obtain knowledge which has had or might reasonably be expected to have a Material Adverse Effect on the Business or Coronado, or if known as of the date hereof would have been required to be disclosed to Buyer.

5.13  Notification of Certain Matters.

      Between the date of this Agreement and the Closing Date, Coronado and the Principals shall give prompt notice to Buyer, and Buyer shall give prompt notice to Coronado and the Principals, of any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.14  Damage or Destruction.

      If any material assets included in the Business Assets shall be damaged or destroyed by fire or other cause prior to the Closing Date, Coronado and the Principals shall expeditiously notify Buyer and furnish to Buyer a written statement of the amount of insurance, if any, payable on account thereof. In the event of such damage or destruction, Buyer may elect (a) to require that Coronado and the Principals use such insurance proceeds to restore or replace such assets to the extent of such proceeds, (b) to renegotiate the Purchase Price accordingly; or (c) to cancel, without liability to Coronado and the Principals, the transactions contemplated by this Agreement.

5.15  Exclusive Dealing.

      Prior to the termination of this Agreement, neither Coronado, the Principals nor any of their Affiliates shall, directly or indirectly, conduct negotiations with, or solicit, accept or approve any bids from, any firm, person, corporation or other entity relating to the sale or transfer of the Business Interests, Business or Coronado, including without limitation a merger or sale of the assets of Coronado, or any investment in Coronado. During such time period, neither Coronado nor any of the Principals will provide any information to anyone with respect to any unsolicited inquiries, proposals or offers.

5.16  Conduct of Business during the Earnout Period.

      During the Earnout Period, Buyer agrees:

      (i)   not to relocate the Business from the Tucson metropolitan area;

      (ii) to conduct the Business in a commercially reasonable manner and to operate the Business in line with Coronado's historical and forecasted expense structure as provided by Coronado prior to the Closing.

                                   ARTICLE VI
                         ADDITIONAL CONTINUING COVENANTS

6.1   Non-Competition.

      (a) Coronado and the Principals agree that in order to retain the confidentiality of the Confidential Information and to provide Buyer with the goodwill and going concern value of the Business to which it is entitled, Coronado and the Principals hereby agree to protect and preserve the same to the maximum extent permitted by law. Coronado and the Principals also acknowledge that the Principals' management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Business. For these and other reasons and as a material inducement to Buyer and Buyer's Parent to enter into this Agreement, Coronado and the Principals each agree that for a period of three (3) years after the Closing Date, neither Coronado nor any of the Principals shall, directly or indirectly, for their own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow their name(s) or reputation(s) to be used in or by any other present or future business enterprise that competes with Buyer, or any Subsidiary or Affiliate of Buyer, in activities that are the same as, or substantially similar to, the Business as it is conducted as of the Closing Date in the United States, United Kingdom, Canada, Mexico, Europe, Scandinavia, and Asia.

      (b) In addition, Coronado and the Principals further agree that in order to retain the confidentiality of the Confidential Information and to provide Buyer with the goodwill and going concern value of the Business to which it is entitled, Coronado and the Principals hereby agree that for a period of three (3) years following the Closing Date, neither Coronado nor any of the Principals will make any efforts, directly or indirectly, for their own benefit or as agent for another, to cause employees of the Business to terminate their employment. Coronado and the Principals acknowledge that the terms and conditions of this Section are a material inducement to Buyer and Buyer's Parent to enter into this Agreement.

      (c) Coronado and the Principals recognize and agree that a breach by Coronado or the Principals of any of the covenants set forth in this
            Section 6.1 could cause irreparable harm to Buyer and its Affiliates, that Buyer's and its Affiliates' remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Coronado and/or the Principals, in addition to any other rights and remedies which are available to Buyer and its Affiliates. If this Section 6.1 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer or its Affiliates seeks enforcement hereof, this Section 6.1 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 6.1 shall be construed as a series of separate covenants, one for each county and city or other location in which Coronado conducts business as of the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 6.1, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

      (d) Buyer, Coronado and the Principal agree that $100,000 of the Purchase Price under this Agreement shall be allocated to the covenants in this Section 6.1.

6.2   Non-Disclosure of Proprietary Data.

      After the Closing, neither Coronado, the Principals, nor any of their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any Know-How, production process, customer list, pricing or financial information) concerning the Business or the business or policies of Coronado related to the Business that Coronado, the Principals or any representatives of Coronado or the Principals may have learned as an owner, shareholder, member, employee, officer, director of Coronado or the Business. In addition, neither Coronado, the Principals, nor any of their representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer and its Affiliates, any Confidential Information concerning the Business that may have been learned in any such capacity. This Section 6.2 shall not apply to any such information concerning the Business which becomes part of the public domain through no fault of Coronado or the Principals.

6.3   Waiver of Frazier to Acquire Additional Business Interests.

      Effective as of the date hereof, any right that Frazier may have to acquire any additional Business Interests from Coronado or any right of first refusal that Frazier may have with respect to acquisition of the Business Interests pursuant to that certain Stock Purchase Agreement, dated October 1, 2003, among Coronado, Hogan and Frazier shall terminate and no longer have any force or effect.

6.4   Sales and Transfer Taxes.

      Coronado shall pay all real and personal property transfer taxes, if any, and all sales, use and other similar taxes, if any, imposed on or in connection with the purchase, sales or transfer of the Business Assets to, and the assumption of the liabilities of the Business by, Buyer pursuant to this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

7.1   Coronado's and the Principals Agreement to Indemnify.

      (a) Subject to the terms and conditions of this Article VII, Coronado and the Principals, jointly and severally, agree to indemnify, defend and hold harmless Buyer from and against all Liabilities suffered or incurred by Buyer arising from, relating to or otherwise in respect of any breach of this Agreement by Coronado or the Principals, including, without limitation, (i) any representations or warranties contained in Article III hereof, and (ii) any breach by Coronado or the Principals of any covenant in Article V and
            Article VI in this Agreement (collectively, "Buyer Claims").

      (b) With respect to Section 7.1(a) above, no Buyer Claim shall be asserted unless it is equal to or greater than $10,000 in value. With respect to indemnification arising out of Section 7.1(a) above, in no event shall the total liability of Coronado and the Principals exceed in the aggregate the Purchase Price (as adjusted pursuant to Section 2.3 hereof). Notwithstanding the above, the forgoing limitations set forth in this Section 7.1(b) shall not apply to any Buyer Claim resulting from fraud or any intentional misrepresentation by Coronado or the Principals or failure by Coronado or the Principals to perform their obligations under this Agreement, including such failure by reason of an obstacle intentionally created by Coronado or the Principals.

      (c) If any Buyer Claim is pending or unresolved at the time any payment is due to Coronado from Buyer or one of its Affiliates pursuant to
            Section 2.3 hereof, Buyer, its Affiliates or successors shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable law), to withhold from such payment an amount equal to the amount of such Buyer Claim until such matter is resolved. If it is finally determined that such Buyer Claim is covered by this Section 7.1, the amount of such Buyer Claim may be offset against the amount owed to Coronado by Buyer or one of its Affiliates pursuant to Section 2.3 hereof and the remainder of the amount withheld, if any, shall be delivered to Coronado pursuant to this Agreement together with interest on such remainder amount for the actual number of days such payment was withheld at a rate equal to 5% per annum.

7.2   Buyer Parent's Agreement to Indemnify.

      (a) Subject to the terms and conditions of this Article VII, Buyer Parent agrees to indemnify, defend and hold harmless Coronado from and against all Liabilities suffered or incurred by Coronado arising from, relating to or otherwise in respect of any breach of this Agreement by Buyer or Buyer Parent, including, without limitation,
            (i) any representations or warranties contained in Article IV hereof, or (ii) any breach by Buyer or Buyer Parent of any of its covenants in Article V of this Agreement, or (iii) the operation of the Business arising after the Closing Date (collectively, "Coronado Claims").

      (b) With respect to Section 7.2(a) above, no Coronado Claim shall be asserted unless it is equal to or greater than $10,000 in value. With respect to indemnification arising out of Section 7.2(a) above, in no event shall the liability of Buyer Parent exceed in the aggregate an amount equal to the Purchase Price (as adjusted pursuant to Section 2.3 hereof). Notwithstanding the above, the forgoing limitations set forth in this Section 7.2(b) shall not apply to any Coronado Claim resulting from fraud or any intentional misrepresentation by Buyer or Buyer Parent or failure by Buyer or Buyer Parent to perform its obligations under this Agreement, including such failure by reason of an obstacle intentionally created by Buyer or Buyer Parent.

7.3   Procedures for Resolution and Payment of Claims for Indemnification.

      (a) Except as otherwise provided in this Agreement, in the event any third party or party hereto asserts a Claim with respect to any matter as to which the indemnities in this Agreement relate, the party against whom the Claim is asserted (the "Indemnitee") shall give prompt written notice to the other party (the "Indemnitor") in reasonable detail so that the Indemnitor is or will be able to reasonably understand the basis of the Claim; provided that the failure of the Indemnitee to provide such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor is materially prejudiced thereby. Thereafter, the Indemnitor shall have the right at its election to take over the defense or settlement of the third party Claim at its own expense by giving prompt notice to the Indemnitee; provided that such notice includes an undertaking by Indemnitor to hold the Indemnitee harmless from any expense or liability arising from the Claim. If the Indemnitor does not give such notice and does not proceed diligently so as to defend the third party Claim within 30 days after receipt of the notice of the third party Claim, the Indemnitor shall be bound by any defense or settlement that the Indemnitee may make as to those Claims and shall reimburse the Indemnitee for its Liabilities and expenses related to the defense or settlement of the third party Claim. Subject to Indemnitor retaining control of the Claim or settlement thereof, the Indemnitee shall, at its option and expense, have the right to participate in the defense of any such Claims defended by the Indemnitor (except that Indemnitor shall not be responsible for the fees and expenses of counsel to Indemnitee unless agreed to in writing). The parties shall cooperate in defending against any asserted third party Claims.

      (b) Anything in this Section 7.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a third party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnitor's consent (which consent shall not be unreasonably withheld or delayed), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such Claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such Claim or (B) if such settlement, compromise or consent involves the imposition of equitable remedies or the imposition of any obligations on such Indemnitee other than financial obligations for which such Indemnitee will be fully indemnified hereunder.

7.4   Survival Periods.

      All representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule delivered in connection herewith, shall survive for a period of twenty-four (24) months following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.1 (Existence, Power, Authorization and Qualifications of Coronado), Section 3.2 (Capitalization), Section 3.19 (Brokers) and Section 3.24 (Environmental Matters) shall survive until the expiration of the applicable statue of limitations (the "Indemnity Period"). No claim for indemnification based on a breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period. Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

7.5   Not Exclusive Remedy.

      This Article VII shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

                                  ARTICLE VIII
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to consummate its purchase of the Business Assets from Coronado under this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any one or more of which may be waived by Buyer in writing):

8.1   Fulfillment of Covenants.

      Coronado and the Principals shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

8.2   Representation and Warranties.

      The representations and warranties of Coronado and the Principals contained in this Agreement shall be true and correct on the date when made and shall also be true and correct on the Closing Date as if made on such date, except for changes expressly permitted by the terms of this Agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct as of such earlier date).

8.3   No Claims.

      There shall not be threatened, instituted or pending any Claim by or before any court or Governmental Body or other regulatory or administrative agency or commission putting into effect, requesting or looking toward an order, judgment or decree which (a) restrains, prohibits, restricts or limits the consummation of the transactions contemplated hereby, or (b) would have a Material Adverse Effect.

8.4   No Material Adverse Effect.

      Between the date of this Agreement and the Closing Date, no event shall have occurred that has a Material Adverse Effect.

8.5   [Reserved].

8.6   Buyer Parent's Board Approval.

      The approval of this Agreement, and the transactions contemplated thereby, by at least a majority of the members of the board of directors of Buyer Parent.

8.7   Audit and Review.

      Coronado and the Principals shall provide Buyer with financial statements prepared in accordance with GAAP for Coronado's 2003 and 2004 fiscal years (through the end of the most recently completed month). Further, an audit will be performed for Coronado's Balance Sheets dated September 30, 2004 and November 30, 2004 and a Review (as defined by AICPA accounting and review standards) will be performed for Coronado's Income Statements dated September 30, 2004 and November 30, 2004. In addition, a Review will be performed for the Financial Statements dated December 31, 2003. Coronado and the Principals shall supply to Buyer GAAP basis quarterly Balance Sheets and Income Statements for the four quarters of 2003 and the first three quarters of 2004. Buyer shall pay the expenses associated with obtaining such audits and reviews,

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      provided that Buyer shall not be responsible for fees for such audits and
      Reviews in excess of $30,000 (the Principals shall pay any fees in excess of $30,000) and such audits and Reviews do not reveal financial results that are materially different from those provided by Coronado and the Principals. In the event that such audits and Reviews do reveal financial results that are materially different from those provided by Coronado and the Principals, Buyer and the Principals shall equally share the expense of such audits and Reviews.

8.8   Documents.

      Buyer, or as may be designated prior to Closing by Buyer, an Affiliate or Affiliates of Buyer, shall receive executed copies of the following documents from Coronado and the Principals on the Closing Date:

      (a) such fully executed deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Business Assets as Buyer may reasonably request and as may be necessary to vest in Buyer good record and marketable title to all of the Business Assets; including, without limitation, (i) the Bill of Sale, in substantially the form set forth on Exhibit C hereof, and (ii) the Assignment and Estoppel Certificates/Statements in the forms of Exhibit D hereof, respectively, with respect to all leases of real property, including all necessary consents of lessors and mortgage estoppel certificates from holders of mortgages affecting any of the Business Assets;

      (b) original releases of, or written authorizations from Coronado's creditors (or the relevant debtor's creditors) to release, all Liens on the Business Assets (other than Permitted Liens);

      (c) a certificate of Coronado and the Principals in form and substance reasonably acceptable to Buyer, dated the Closing Date, stating that the conditions precedent set forth in Article VIII of this Agreement have been satisfied;

      (d) the written acceptance of Lunt and Hogan to act as directors of Buyer;

      (e) a fully executed Consulting Agreement by and between Buyer and Coronado attached hereto as Exhibit A;

      (f) a fully executed Employment Agreement by and between Buyer and Frazier attached hereto as Exhibit B;

      (h) a copy of a certificate of good standing of Coronado, duly certified as of a recent date (not more than five business days prior to the Closing Date) by the Arizona Corporation Commission;

      (i) transfer of Agreement between Blue Sky and Coronado attached hereto as Schedule 8.8(i) from Coronado to Buyer.

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                                   ARTICLE IX
                           CONDITIONS PRECEDENT TO THE
               OBLIGATION OF CORONADO AND THE PRINCIPALS TO CLOSE

The obligation of Coronado and the Principals to consummate the sale of the Business Assets to Buyer under the terms of this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any one or more of which may be waived by Coronado and the Principals in writing).

9.1   Fulfillment of Covenants.

      Buyer shall have performed and complied in all material respects with each of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

9.2   Representation and Warranties.

      The representations and warranties of Buyer contained in this Agreement shall be true and correct when made and shall also be true and correct on the Closing Date as if made on such date, except for any changes expressly permitted by the terms of this agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct as of such earlier date).

9.3   No Claims.

      There shall not be threatened, instituted or pending any Claim by or before any court or Governmental Body or other regulatory or administrative agency or commission putting into effect, requesting or looking toward an order, judgment or decree which (a) restrains, prohibits, restricts or limits the consummation of the transactions contemplated hereby, or (b) would have a Material Adverse Effect.

9.4   Payment of Purchase Price.

      The payment of the $2,500,000 plus any adjustment pursuant to Section 2.3 above to Coronado by Buyer by wire transfer in immediately available funds to an account designated by Coronado.

9.5   Documents.

      Coronado shall have received executed copies of the following documents from Buyer, or as may be designated prior to Closing by Buyer, an Affiliate or Affiliates of Buyer on the Closing Date:

      (a) a certificate of Buyer in form and substance reasonably acceptable to Coronado, dated the Closing Date, stating that the conditions precedent set forth in Article IX of this Agreement have been satisfied;

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

      (b) a fully executed Consulting Agreement by and between Buyer and Coronado attached hereto as Exhibit A ;

      (c) a fully executed Employment Agreement by and between Buyer and Frazier attached hereto as Exhibit B;

                                    ARTICLE X
                                  MISCELLANEOUS

10.1  Reformation and Severability.

      If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable consistent with the intentions of the parties, and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.2  Notices.

      All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Coronado will, unless another address is specified in writing, be sent to the address indicated below:

            Notices to Coronado:

                   Geraldine Hogan
                   6540 E. Miramar Drive
                   Tucson, Arizona 85715

                         With a copy to:

                               Bruce R. Heurlin
                               Karp, Heurlin & Weiss, P.C.
                               3060 North Swan Road, Suite 100
                               Tucson, Arizona 85712-1225

            Notices to Buyer:

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

                   Meade Instruments Corporation
                   6001 Oak Canyon
                   Irvine, California 92618-5200
                   Attention: Legal Department
                   Facsimile: (949) 451-1460

                         With a copy to:

                               J. Jay Herron
                               O'Melveny & Myers LLP
                               114 Pacifica, Suite 100
                               Irvine, CA 92618-3318

10.3  Headings and Interpretations.

      The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.4  Waiver.

      The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way effect the validity of this Agreement or the rights and obligations of the parties hereto. Additionally, no waiver of any breach of this Agreement shall be a waiver of any subsequent breach.

10.5  Bulk Sales Act.

      In reliance on the representations of Coronado and the Principals that bulk sales laws are not applicable to the transactions provided for hererin, Buyer waives compliance by Coronado and the Principals with any such bulk sales laws which may be applicable to the transactions contemplated by this Agreement; provided, however that Coronado and the Principals, jointly and severally, agree to indemnify Buyer and hold it harmless from any loss, damage, liability, and expenses (including reasonable legal fees) resulting from such noncompliance.

10.6  Choice of Law.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.

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

10.7  Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that any parties are not signatories to each counterpart.

10.8  Assignability and Binding Effect.

      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld. Nothing in this Section 10.8 shall operate or be construed as a restriction on the assignability of any of the Business Assets by Buyer after the Closing Date, and Coronado and the Principals hereby consent to any such assignment of the Business Assets or any portion thereof (including, without limitation, any and all Business Contracts or licenses that comprise the Business Assets).

10.9  Amendments.

      This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by each of the parties hereto.

10.10 Third Parties.

      Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.11 Number and Gender.

      When the context so requires in this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

10.12 Entire Agreement.

      This Agreement, together with the Schedules and Exhibits hereto and thereto, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior negotiations, understandings and agreements.

10.13 Construction.

      The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign "law" shall be deemed also to refer to all rules and regulations promulgated thereunder. The terms "including" is not a limitation on that general statement and shall mean "including without limitation." All references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement.

10.14 Effective Date.

      This Agreement shall become effective upon signature by both parties.

10.15 Termination.

      This Agreement may be terminated at any time prior to the Closing Date:

      (a)   by the mutual written consent of the parties;

      (b) by Buyer or its Affiliates, upon delivery of written notice to Coronado or the Principals if any of the conditions to the Closing set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived in writing by Buyer or its Affiliates;

      (c) by Coronado or the Principals, upon delivery of written notice to Buyer if any of the conditions to the Closing set forth in Article IX have become incapable of fulfillment and shall not have been waived in writing by Coronado or the Principals; or

      (d) by Buyer or Buyer Parent or Coronado or the Principals if the Closing Date shall not have occurred by November 30, 2004.

10.16 Arbitration.

      Any dispute arising out of this Agreement shall be determined by binding, non-appealable arbitration. Each party to such dispute shall select one arbitrator. The selected arbitrators shall select one other arbitrator, who shall act as chairperson. The dispute shall be decided by hearing in Orange County, California (if the Coronado initiates the arbitration, or Pima County, Arizona (if Buyer initiates the arbitration) within thirty
      (30) days of receipt of a request for arbitration and the arbitrators shall decide the dispute by written award within five (5) business days of the hearing. The prevailing party shall be awarded all costs and attorneys fees.

                            (signature pages follows)

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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CORONADO

                                       CORONADO TECHNOLOGY GROUP, L.L.C.

                                       By: /s/ Geraldine Hogan
                                       Name: Geraldine Hogan

PRINCIPALS

                                       GERALDINE HOGAN

                                       By: /s/ Geraldine Hogan
                                       Name: Geraldine Hogan

                                       DAVID LUNT

                                       By: /s/ David Lunt
                                       Name: David Lunt

                                       JORDAN FRAZIER

                                       By: /s/ Jordan Frazier
                                       Name: Jordan Frazier

                                       ANDREW G. LUNT

                                       By: /s/ Andrew G. Lunt
                                       Name: Andrew G. Lunt

                                       NICHOLAS J. ILKA

                                       By: /s/ Nicholas J. Ilka
                                       Name: Nicholas J. Ilka

BUYER

                                       CORONADO, INC.

                                       By: /s/ Steven G. Murdock
                                       Name: Steven G. Murdock
                                       Title: Chief Executive Officer

BUYER PARENT

                                       MEADE INSTRUMENTS CORP.

                                       By: /s/ Steven G. Murdock
                                       Name: Steven G. Murdock
                                       Title: Chief Executive Officer

                         SCHEDULES AND EXHIBITS OMITTED